EXHIBIT A
                                                  _________











                  SECURITIES PURCHASE AGREEMENT



                    Dated as of June 30, 1997
                              among
                    BLUE CHIP CAPITAL FUND II
                       LIMITED PARTNERSHIP

                 MIAMI VALLEY VENTURE FUND L.P.

                          FAIRCOM INC.

                       FAIRCOM FLINT INC.

                               and

                     FAIRCOM MANSFIELD INC.

                  SECURITIES PURCHASE AGREEMENT


     This Agreement is dated as of June 30, 1997, among BLUE CHIP CAPITAL FUND II LIMITED PARTNERSHIP, an Ohio limited partnership ("Blue Chip"), MIAMI VALLEY VENTURE FUND L.P., an Ohio limited partnership ("Miami Valley") (Blue Chip and Miami Valley being collectively referred to herein as the "Investors"), FAIRCOM FLINT INC., a Delaware corporation ("Faircom Flint") , FAIRCOM MANSFIELD INC., a Delaware corporation ("Faircom Mansfield") (Faircom Flint and Faircom Mansfield being collectively referred to herein as the "Subsidiaries"), and FAIRCOM INC., a Delaware corporation (the "Corporation").

     A. The Corporation and the Subsidiaries require funds to implement their business plans and the Investors are willing to provide such funds.

     B. The Corporation desires to issue, and the Investors desire to purchase, Class A and Class B Convertible Subordinated Promissory Notes (the "Class A Notes," the "Class B Notes," and collectively, the "Notes") from the Corporation, all on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the parties agree as follows:

     1.   Definitions.
          ___________

     As used in this Agreement, the following terms have the meanings specified in this Section 1.

          1.1 "Affiliate" -- A Person which controls, is controlled by, or is under common control with another Person.

          1.2 "AT&T Financing" -- The first term loan in the principal amount of $7,371,254.23 from AT&T Commercial Finance Corporation ("AT&T") to Faircom Flint (the "First AT&T Loan") and the second term loan in the principal amount of $5,128,745.77 from AT&T to Faircom Mansfield (the "Second AT&T Loan"), both being made pursuant to the Amended and Restated Loan Agreement between AT&T and the Subsidiaries of even date herewith.

          1.3  "Balance Sheet" -- See Section 4.7.

          1.4 "Business" -- The business conducted by the Corporation through its Subsidiaries as of the date hereof.

          1.5 "Business Day" -- Any day that is not a Saturday or Sunday or a day on which banks located in Cincinnati, Ohio, and are authorized or required to be closed.

          1.6 "Blue Chip" -- See the first paragraph of this Agreement.

          1.7 "Blue Chip Letter of Credit" -- A letter of credit in the amount of $3,100,000 issued by Star Bank N.A. to secure the Subordinated Promissory Note (the "Subordinated Citicorp Note") of even date herewith from the Corporation to Citicorp issued in connection with the Citicorp Purchase.

          1.8 "Citicorp Purchase" -- The purchase by the Corporation and the Subsidiaries of that certain 10% Senior Exchangeable Note due December 1, 2004, and that certain 8.65% Senior Convertible Note due December 1, 2004 (the "Citicorp Notes"), both owned by Citicorp Venture Capital, Ltd. ("Citicorp"), pursuant to the April 28, 1997 Letter Agreement from the Corporation to Citicorp as amended by the June 30, 1997, Letter Agreement from the Corporation to Citicorp.

          1.9  "Closing" -- See Section 2.4.

          1.10 "Closing Date" -- The date and time of the Closing.

          1.11 "Common Stock" -- See Section 4.3.

          1.12 "Contemplated Transactions" -- The issuance and sale of the Notes, the Citicorp Purchase, the Radio Station
Acquisition, and the AT&T Financing.

          1.13 "Conversion Shares" - Any shares of Common Stock which may be issued upon conversion of the Notes.

          1.14 "Corporation" -- See the first paragraph of this Agreement.

          1.15 "Damages" -- See Section 10.2.

          1.16 "Default" -- an event or condition which, with giving of notice or the passage of applicable grace periods or both, would become an Event of Default.

          1.17 "Encumbrance" -- Any mortgage, lien, or restriction of any kind, including, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than any restrictions on transfer of stock of the Corporation or the Subsidiaries arising under federal or state securities laws.

          1.18 "Event of Default" -- See Section 11.

          1.19 "FCC" -- The Federal Communications Commission.

          1.20 "Governmental Agency" -- Any federal, state or municipal government or any agency, commission or authority thereof.

          1.21 "Guaranty" -- See Section 2.1.

          1.22 "Miami Valley" -- See the first paragraph of this Agreement.

          1.23 "Notes" -- See Recital B of this Agreement.

          1.24 "Person" -- Any individual or corporate entity.

          1.25 "Radio Station Acquisition" -- The acquisition by Faircom Mansfield of two (2) radio stations in Mansfield, Ohio, WYHT(FM) and WMAN(AM), pursuant to the Asset Purchase Agreement for the Sale of the Assets of the Radio Stations WMAN (AM) and WYHT (FM), Mansfield, Ohio, from Treasure Radio Associates L.P. to Faircom Mansfield Inc., made as of May 20, 1997.

          1.26 "Subsidiaries" -- See the first paragraph of this Agreement.

          1.27 "Taxes" -- All taxes, penalties, or other assessments or charges including income and value added taxes and customs duties, imposed by any Governmental Agency.

          1.28 "Tax Returns" -- Any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental
Agency in connection with any Taxes.

     2.   Purchase and Sale of the Securities.
          ___________________________________

          2.1  Issuance of Notes.
               _________________

          (a) The Investors shall purchase from the Corporation, and the Corporation shall issue to the Investors, the Notes, in substantially the form attached hereto as Exhibit 2.1(a)(i).
Blue Chip shall purchase $4,250,000 principal amount of each of the Class A Notes and the Class B Notes, and Miami Valley shall purchase $750,000 principal amount of each of the Class A Notes and the Class B Notes. All payments of principal and interest due from the Corporation under the Notes shall be unconditionally guaranteed by each of the Subsidiaries, jointly and severally, and the Corporation shall cause each of the Subsidiaries to execute a Guaranty in substantially the form of Exhibit 2.1(a)(ii) hereto (collectively, the "Guaranty").

          (b) (i) In consideration of the issuance and sale of the Notes, at the Closing, the Investors shall lend to the Corporation $7,000,000 in immediately available funds as follows:

          Blue Chip:     $5,500,000

          Miami Valley:  $1,500,000

The Investors shall note the advance of the $7,000,000 as of the Closing Date on the Notes.

     (ii) on or before July 31, 1997, Blue Chip shall lend to the Corporation an additional $3,000,000, together with payment of interest thereon at a rate of nine percent (9%) per annum from the date of Closing in immediately available funds, which shall be used to pay the principal amount of, and accrued interest on, the Subordinated Citicorp Note, which additional advance shall be noted on the Class B Note held by Blue Chip as if such $3,000,000 had been advanced on the Closing Date, provided that concurrent with such payment (a) Citicorp shall deliver to Blue Chip the Blue Chip Letter of Credit and (b) Citicorp shall deliver to the Corporation the Subordinated Citicorp Note for cancellation. In the event of a draw down under the Blue Chip Letter of Credit for the principal of and interest owing under the Subordinated Citicorp Note, Blue Chip's obligation to make such additional loan shall be terminated and Blue Chip shall note the additional advance of $3,000,000 on the Class B Note held by Blue Chip as if such $3,000,000 had been advanced on the Closing Date. Blue Chip, at its option, may make payment directly to Citicorp in payment in full of the Subordinated Citicorp Note, but in such event, Citicorp shall deliver the Subordinated Citicorp Note to the Corporation for cancellation and the Blue Chip Letter of Credit to Blue Chip, and Blue Chip shall note the additional advance of $3,000,000 on the Class B Note held by Blue Chip as if such $3,000,000 had been advanced on the Closing Date.

          2.2  Use of Proceeds.  The Corporation and the
               _______________
Subsidiaries shall use the proceeds of the sale of the Notes as follows:

          (a)  $3.6 million shall be used for the Radio Station
Acquisition; and

          (b)  $6.4 million shall be used for the Citicorp
Purchase.

          2.3  The Closing.  The closing (the "Closing") of the
               ___________
purchase of the Notes (as more particularly described in Section

3.1) shall take place simultaneously with the execution of this Agreement.

     3.   The Closing.
          ___________

          3.1  The Closing.
               ___________

          (a)  Place and Time of Closing.  The Closing is taking
               _________________________
place simultaneously with the execution hereof at the offices of Edwards & Angell, 750 Lexington Avenue, New York, New York 10022.

          (b)  Deliveries by the Corporation.  At the Closing,
               _____________________________
the Corporation shall deliver the following to the Investors:

               (i) The Notes, executed by the Corporation.

               (ii) Corporate resolutions of the Corporation's board of directors authorizing the Contemplated Transactions.

               (iii) An opinion of Fulbright & Jaworski L.L.P., counsel to the Corporation, in the form of Exhibit 3.1(b)(iii) hereto.

               (iv) An opinion of Haley Bader & Potts P.L.C., special communications law counsel to the Corporation, in the form of Exhibit 3.1(b)(iv) hereto.

               (v) Copies of the consents listed on Exhibits 4.5 and 4.6.

               (vi) A Certificate of Good Standing for the
Corporation issued by the Secretary of State of Delaware and dated within ten (10) days of the Closing.

               (vii) Copies of the Corporation's Certificate of
Incorporation and By-Laws, certified by the Secretary of the Corporation.

               (viii) Certificate of the Corporation, executed by a responsible officer of the Corporation and certifying the closing of (A) the Radio Station Acquisition, (B) the AT&T Financing, including the closing of both the First AT&T Loan and the Second AT&T Loan, and (C) the Citicorp Purchase in accordance with the terms of the agreements provided to the Investors without any waiver of material right by the Corporation or the Subsidiaries.

               (ix) Evidence of the closing of (A) the Radio Station Acquisition, (B) the AT&T Financing, and (C) the Citicorp Purchase in form and substance acceptable to the Investors, including without limitation, copies of all material documents.

               (x) All other documents required by this Agreement or otherwise reasonably requested by Blue Chip, Miami Valley, or their counsel in connection with the Contemplated Transactions.

          (c)  Deliveries by the Subsidiaries.  At the Closing,
               ______________________________
the Subsidiaries, as applicable, shall deliver the following to the Investors:

               (i) Corporate resolutions of each Subsidiary's board of directors authorizing the Contemplated Transactions.

               (ii) An opinion of Fulbright & Jaworski L.L.P., counsel to the Subsidiaries, in the form of Exhibit 3.1(b)(iii) hereto.

               (iii)  Copies of the consents listed on Exhibits
4.5 and 4.6.

               (iv) A Certificate of Good Standing for Faircom
Flint issued by the Secretary of State of Delaware and dated within ten (10) days of the Closing.

               (v) A Certificate of Good Standing for Faircom
Mansfield issued by the Secretary of State of Delaware and dated within ten (10) days of the Closing.

               (vi) Copies of Faircom Flint's Certificate of
Incorporation and By-Laws, certified by the Secretary of Faircom
Flint.

               (vii) Copies of Faircom Mansfield's Certificate of
Incorporation and By-Laws, certified by the Secretary of Faircom
Mansfield.

               (viii)  All other documents required by this
Agreement or otherwise reasonably requested by Blue Chip, Miami
Valley, or their counsel in connection with the Contemplated
Transactions.

               (ix) The Guaranty, executed by the Subsidiaries.

          (d)  Deliveries by Blue Chip at the Closing.  At the
               ______________________________________
Closing, Blue Chip shall deliver the following to the
Corporation:

               (i)  Wire transfer of funds in the aggregate
amount of $5,500,000 to such account(s) as shall be mutually agreed upon by Blue Chip and the Corporation and which shall be designated in writing by the Corporation.

               (ii)  The Blue Chip Letter of Credit.

               (iii)  All other documents required by this
Agreement to be delivered by Blue Chip at the Closing.

          (e)  Deliveries by Miami Valley at the Closing.  At the
               _________________________________________
Closing, Miami Valley shall deliver the following to the
Corporation:

               (i)  Wire transfer of funds in the aggregate
amount of $1,500,000 to such account(s) as shall be mutually agreed upon by Miami Valley and the Corporation and which shall be designated in writing by the Corporation.

               (ii)  All other documents required by this
Agreement to be delivered by Miami Valley at the Closing.

     4.   Representations of the Corporation and the
          __________________________________________
Subsidiaries.  In order to induce the Investors to enter into
____________
this Agreement, the Corporation and the Subsidiaries jointly and severally represent to the Investors as follows:

          4.1  Organization of the Corporation and the
               _______________________________________
Subsidiaries; Authorization.  The Corporation and each of the
___________________________
Subsidiaries is a corporation duly organized and validly existing under the laws of Delaware with full corporate power and authority to execute, deliver and perform this Agreement, the Notes, and the Guaranty, to conduct the Business, to own its properties and to consummate the Contemplated Transactions. Each of this Agreement, the Notes, and the Guaranty and all other documents required to be executed and delivered by the Corporation and the Subsidiaries in connection with the Contemplated Transactions has been duly authorized by all necessary corporate action of each of the Corporation and the Subsidiaries and constitutes legal, valid and binding obligations of the Corporation and the Subsidiaries, enforceable against each of them, as applicable, in accordance with their terms.

          4.2  No Conflict as to the Corporation or the
               ________________________________________
Subsidiaries.  Neither the execution and delivery of this
____________
Agreement, nor the Notes or the Guaranty, nor the consummation of any or all of the Contemplated Transactions will violate (a) any provision of the Certificate of Incorporation or the By-laws of the Corporation or either of the Subsidiaries, (b) any agreement or commitment to which the Corporation or either of the Subsidiaries is a party or (c) any law or order of any court or other Governmental Agency applicable to the Corporation or either of the Subsidiaries.

          4.3  Capitalization.
               ______________

          (a)  The Corporation.  The authorized stock of the
               _______________
Corporation consists solely of 35,000,000 shares of common stock (the "Common Stock"), $0.01 par value, of which 7,378,199 shares were duly issued and outstanding on the date of this Agreement.

          (b) The Conversion Shares will be issued to the Investors free and clear of all Encumbrances and all such securities will be duly authorized, validly issued and fully paid and nonassessable. No legend or other reference to any purported Encumbrance will appear upon any certificate representing the Conversion Shares except as provided herein or as required by federal or state securities laws. All of the outstanding shares of the Corporation and the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of the Corporation or the Subsidiaries has been issued in violation of any applicable law, preemptive right or agreement, including any federal or state securities laws.

          (c) There are no outstanding commitments of any kind relating to the issuance or transfer of any stock of the Corporation or the Subsidiaries other than as contemplated by this Agreement and except for the stock option plans and other agreements set forth on Exhibit 4.3(c) hereto.

          (d) The Corporation has reserved a sufficient number of shares of Common Stock to permit the issuance of the Conversion Shares.

          4.4  Incorporation of the Corporation and the
               ________________________________________
Subsidiaries.  Except for the qualification of the Corporation as
____________
a foreign corporation in the State of New York, Faircom Flint as a foreign corporation in the State of Michigan, and Faircom Mansfield as a foreign corporation in the State of Ohio, the Corporation and each of the Subsidiaries is not, and is not required to be, qualified as a foreign corporation under the laws of any other jurisdiction, except to the extent the failure to qualify as such a foreign corporation would not have a material effect on the Corporation or the Business. Exhibit 4.4(b) lists all of the subsidiaries of the Corporation. Except as set forth on Exhibit 4.4(b), the Corporation owns all of the stock of the Subsidiaries free and clear of all Encumbrances, and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. Except for ownership of the Subsidiaries by the Corporation, and except pursuant to the Contemplated Transactions, neither the Corporation nor either of the Subsidiaries owns, or has any agreement or commitment to acquire, any stock of any Person or any direct or indirect equity or ownership interest in any other business. Neither the Corporation nor either of the Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity or debt securities or any interest therein or pay any dividend or make any other distribution in respect thereof or issue any equity securities other than as contemplated by this Agreement.

          4.5  Approvals of Governmental Agencies.  Except as set
               __________________________________
forth in Exhibit 4.5 hereto, no approval or authorization of, or filing with, any Governmental Agency is required to be obtained or made by the Corporation or the Subsidiaries in connection with the execution and delivery of this Agreement, the Notes or the Guaranty, or the Contemplated Transactions, or for the performance by the Corporation or the Subsidiaries of their obligations under this Agreement, the Notes or the Guaranty. All required filings by the Corporation or the Subsidiaries with the Securities and Exchange Commission ("SEC") or any state securities agency have been made. None of such filings contains any misstatement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein not materially misleading. Copies of the Corporation's annual report on Form 10-K for the year ended 1996 and the Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 1997, have been delivered to the Investors.

          4.6  Other Consents.  Except as set forth in Exhibit
               ______________
4.6 hereto, no consent of any Person is required to be obtained by the Corporation or the Subsidiaries in connection with this Agreement, the Notes, the Guaranty or the Contemplated
Transactions.

          4.7  Financial Statements.  Copies of the consolidated
               ____________________
financial statements of the Corporation and the Subsidiaries for the fiscal years ended December 31, 1995, and 1996, and of the quarterly balance sheet of the Corporation as of March 31, 1997, (such financial statements and balance sheet, collectively, the "Balance Sheet") and consolidated statements of income and cash flows of the Corporation and its Subsidiaries for the quarter then ended have been delivered previously to the Investors. Such financial statements are true and complete in all material respects and fairly present the consolidated assets, liabilities, financial condition and results of operations of the Corporation and the Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved.

          4.8  Title to Properties; Encumbrances.  The
               _________________________________
Corporation or one of the Subsidiaries has good title to all the properties and assets that the Corporation and the Subsidiaries purport to own, including those reflected in the Balance Sheet (except for those sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice) and those purchased or otherwise acquired by the Corporation or the Subsidiaries since the date of the Balance Sheet. All properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except as listed on Exhibit 4.8, and applicable zoning laws do not impair the present use of such property. All buildings used by the Corporation or the Subsidiaries lie wholly within the boundaries of the real property owned or leased by it and do not encroach upon the property of others. The properties and assets of the Corporation and its Subsidiaries permit the Corporation, through its

Subsidiaries, to conduct the Business in the same manner as it has been conducted up to the date of this Agreement.

          4.9  Equipment.  The equipment owned or leased by the
               _________
Corporation and the Subsidiaries is in good operating condition and repair in accordance with industry standards, subject to normal wear and tear, and none of such equipment is in need of maintenance or repairs except for routine maintenance and repairs that are not significant in nature or cost. Except as set forth in Exhibit 4.9 hereto, neither the Corporation nor either of the Subsidiaries has received notification that it is in violation of any applicable building, zoning, anti-pollution, health, safety or other law or regulation in respect of its operations.

          4.10 No Expropriation.  No property owned or leased by
               ________________
the Corporation or the Subsidiaries is being expropriated by any Governmental Agency with or without compensation, nor has any such expropriation been proposed.

          4.11 No Undisclosed Liabilities.  Neither the
               ___________________________
Corporation nor the Subsidiaries has any material liabilities or obligations of any nature that were not fully reflected or reserved against in the Balance Sheet.

          4.12 Litigation.  Except as set forth in Exhibit 4.12
               __________
hereto, there is no action, suit, proceeding or investigation by or before any court or Governmental Agency pending or threatened affecting the Corporation, the Subsidiaries, their directors, officers, or management, this Agreement, or the Contemplated Transactions, nor to the best of the knowledge of the Corporation, the Subsidiaries or their officers, are any contemplated. Except as set forth in Exhibit 4.12, neither the Corporation nor the Subsidiaries is in violation of any agreement, commitment or restriction to which it is a party. No officer, director, or manager of the Corporation or the Subsidiaries is or is now expected to be in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of such officer, director, or manager to be employed by the Corporation or the Subsidiaries. Exhibit 4.12 lists any judgment or order of a court of law affecting the Corporation or any of its Subsidiaries.

          4.13 Taxes.  Each of the Corporation and the
               ______
Subsidiaries has filed on a timely basis all Tax Returns required pursuant to all applicable laws or regulations of any Governmental Agency. Each of the Corporation and the Subsidiaries has paid, or established a reserve to the extent required by United States generally accepted accounting principles consistently applied, for all Taxes due pursuant to those Tax Returns, or pursuant to any assessment received by it, except such Taxes set forth in Exhibit 4.13 hereto, which are being contested and as to which adequate reserves have been provided in the Balance Sheet. Except as set forth in Exhibit 4.13, neither the Corporation nor the Subsidiaries has requested any extension of time for the payment of Taxes. The charges, accruals and reserves with respect to Taxes on the books of the Corporation and the Subsidiaries are adequate in accordance with United States general accounting principles consistently applied.

There exists no proposed tax assessment or tax audit against or affecting the Corporation or the Subsidiaries except as disclosed in the Balance Sheet or in Exhibit 4.13. All Taxes that the Corporation or the Subsidiaries have been required by law to withhold or collect have been duly withheld or collected and paid to the proper Governmental Agency. All Tax Returns filed by the Corporation and the Subsidiaries are true, correct and complete. Any employee benefit plan of the Corporation or the Subsidiaries, or to which the Corporation or the Subsidiaries contributes which is subject to the provisions of the Employee Retirement Income Security Act, is in compliance in all material respects with the provisions thereof, and there is no unfunded liability with respect thereto.

          4.14 No Adverse Change.  Except as set forth in Exhibit
               _________________
4.14 hereto, since December 31, 1996, there has not been any material adverse change in the earnings, net worth, assets, revenues, operations or prospects of the Corporation and the Subsidiaries taken as a whole, or any event that is likely to result in such a material adverse change.

          4.15 Intellectual Property.  The Corporation or one of
               _____________________
the Subsidiaries owns or has the right to use pursuant to license, sub-license, agreement, or permission, all intellectual property, including without limitation, all patents, trademarks, copyrights, and trade secrets necessary for the operation of the Business as presently conducted and as presently proposed to be conducted. The Corporation or one of the Subsidiaries has taken necessary or desirable action to protect each item of intellectual property that it owns or uses. Neither of the Corporation and the Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and has not received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the knowledge of the Corporation and the Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Corporation's or the Subsidiaries' intellectual property rights.

          4.16 Leases.   Except as indicated on Exhibit 4.16 or
               ______
4.17 hereto, all leases of real or personal property to which any of the Corporation or the Subsidiaries is a party, and all agreements listed in Exhibit 4.17, are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the

Corporation or the Subsidiaries or any other party under any of such leases or agreements; and all lessors (where the Corporation or a Subsidiary is the lessee) under such leases and other parties under such agreements have consented (where such consent is necessary) to the consummation of the Contemplated Transactions without requiring modification in the rights or obligations of the Corporation or the Subsidiaries thereunder.

          4.17 Contracts and Commitments.  Except as set forth
               __________________________
in Exhibit 4.17 hereto or otherwise in this Agreement neither the Corporation nor the Subsidiaries has currently in effect:

          (a)  any material agreements, commitments or
restrictions outside the ordinary course of business ;

          (b) any purchase agreements or commitments which are in excess of the normal requirements of the Business or at any price substantially in excess of fair market value and its prior purchasing practices;

          (c) any agreements or commitments with officers, employees, consultants, advisors, distributors or dealers (A) that are not cancelable by it on notice of not longer than 90 days and without liability or (B) providing for the payment of any bonus or commission based on sales or earnings (except for certain employee bonus arrangements approved by the Board of Directors);

          (d) any employment agreement or commitment, or any other agreement or commitment that contains any severance or termination pay liabilities or obligations;

          (e) any indebtedness for borrowed money, or any guarantee of any indebtedness or other obligations of others;

          (f) any security agreement or other agreement or commitment that creates any Encumbrance on any of its properties or assets;

          (g) any agreement or commitment to make any capital expenditures or to acquire any property or assets other than in the ordinary course of business;

          (h)  any agreement with a Shareholder; or

          (i)  any agreement otherwise material to the
Corporation's assets, liabilities or business.

          4.18 Insurance.  The Corporation and the Subsidiaries
               _________
have all such insurance policies as would be maintained by corporations of similar size engaged in the Business. All policies of insurance covering the Corporation or the Subsidiaries or all or any portion of their property and assets are in full force and effect, all premiums covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for all agreements to which the Corporation or any of the Subsidiaries is a party and for the operation of the business, are valid and enforceable, will remain in full force and effect through the respective dates set forth in Exhibit 4.18 without the payment of additional premiums, and will not be affected by the Contemplated Transactions. In the last three years, no insurance company has refused to provide at a commercially reasonable price any coverage requested with respect to the Business.

          4.19 Labor Relations.  Each of the Corporation and the
               _______________
Subsidiaries has complied with all labor and social security laws and regulations and performed its obligations under any collective bargaining agreements. There is no labor strike currently pending or threatened against or affecting the Corporation or the Subsidiaries. No collective bargaining agreement restricts the Corporation or the Subsidiaries from relocating or closing any of its operations or requires prior notice, consultation or bargaining in connection therewith. Neither the Corporation nor the Subsidiaries has experienced any work stoppage. No collective bargaining agreement is currently being negotiated, and no union representation issue currently exists.

          4.20 Compliance with Law.  The Corporation and the
               ___________________
Subsidiaries are, and their operations have been conducted, in compliance with all applicable federal and state laws, rules, regulations and permits, including all federal and state securities laws and regulations, the Federal Communications Act, all rules, regulations and administrative orders of the FCC, and those relating to environmental and occupational health and safety, and no notice of liability for any environmental or health and safety matter has been received from any public agency or private party. The Corporation and the Subsidiaries are in compliance with the Americans With Disabilities Act. Neither the Corporation nor any of its Subsidiaries has received any notification of any asserted present or past failure to comply with any such law, rule, regulation, permit or order. Except as previously disclosed to the Investors in writing, during the last ten years, none of the directors, officers, or management of the Corporation or the Subsidiaries has been arrested or convicted of any material crime, including any felony (whether material or not), has been indicted, has been bankrupt, or has been an officer or director of a bankrupt company.

          4.21 Licenses.  The Corporation and the Subsidiaries
               ________
have all authorizations, licenses, permits and approvals ("Licenses") from the FCC or any Governmental Agencies required or advisable for the conduct of the Business, and neither the Corporation nor either of the Subsidiaries is in violation of any such Licenses. The Corporation or the Subsidiaries has filed or will timely file any application for renewal of the Licenses when required. Exhibit 4.21 lists all Licenses and such Licenses are not subject to any restriction or condition not shown on the face of the Licenses which would limit operation of the Business.
Each such License is in full force and effect, no suspension or cancellation has been threatened, and the conduct of the Business is in accordance with the Licenses in all material respects. Neither the Corporation nor either of the Subsidiaries has any reason to believe that any of the Licenses would not be renewed for a full term, with no materially adverse conditions, by the FCC or other granting authority in the ordinary course. On the Closing Date, all FCC requirements for authority to operate the Business will have been met, and there will be no uncorrected FCC violations, notices or unsatisfied FCC inquiries known to the Corporation or either of the Subsidiaries, except as disclosed on
Exhibit 4.21. All ownership reports and documents required to be filed with the FCC with respect to the Business have been duly and timely filed and are true, correct and complete. Without limiting the generality of the foregoing, the Licenses are valid for full terms and are subject to no material restrictions or conditions not shown on their face.

          4.22 Environmental Protection.  Except as set forth in
               ________________________
Exhibit 4.22 hereto, the Corporation and the Subsidiaries have obtained all permits, licenses and other authorizations which are required under all applicable laws and regulations relating to pollution or protection of the environment, including emissions, discharges or releases of contaminants, or hazardous or toxic materials or wastes into air, water or land, or otherwise relating to the distribution, use, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic material or wastes. Except as set forth in Exhibit 4.22, the Corporation and the Subsidiaries are in full compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in Exhibit 4.22, neither the Corporation nor any of the Subsidiaries is aware of, or has received notice of, events, activities or incidents, which may give rise to any legal liability in connection with environmental laws or regulations.

          4.23 Material Assets.  The Corporation has no material
               _______________
assets other than the stock of the Subsidiaries.

          4.24 Other Transactions.
               __________________

               (a) The Corporation and the Subsidiaries have delivered to the Investors all material documents related to the AT&T Financing, including both the First AT&T Loan and the Second
AT&T Loan, the Citicorp Purchase, and the Radio Station
Acquisition (collectively, the "Other Transactions").

               (b)  The Other Transactions are closing
simultaneously with the closing of the Contemplated Transactions, and neither the Corporation nor either of the Subsidiaries has waived any provision under any agreement or document related to the Other Transactions. No party to the Other Transactions is in default under its obligations with respect to the Other Transactions.

               (c) No default (or event or condition which upon notice or passage of time would become a default) exists and is continuing under any agreement or document related to the Other
Transactions.

          4.25 Disclosure.  No representation by the Corporation
               __________
or the Subsidiaries in this Agreement (including any Exhibit attached hereto or any certificate delivered pursuant hereto), contains or will contain any untrue statement of fact or omits or will omit to state any fact necessary in order to make the statements herein or therein not misleading. All documents delivered to the Investors pursuant to this Agreement are true and complete copies of what they purport to be.

     5.   Representations of Blue Chip.  In order to induce the
          ____________________________
Corporation and the Subsidiaries to enter into this Agreement, Blue Chip represents to each of them as follows:

          5.1  Organization of Blue Chip; Authorization.  Blue
               ________________________________________
Chip is a limited partnership duly organized and validly existing under the laws of Ohio with full partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary partnership action of Blue Chip, and this Agreement constitutes the legal, valid and binding obligation of Blue Chip, enforceable against it in accordance with its terms.

          5.2  No Conflict as to Blue Chip.  Neither the
               ___________________________
execution and delivery of this Agreement nor the performance of Blue Chip's obligations hereunder will violate (a) any provision of the limited partnership agreement of Blue Chip, (b) any agreement or commitment to which Blue Chip is party or (c) any law or order of any court or other Governmental Agency applicable to Blue Chip.

          5.3  Acquisition for Investment.  Blue Chip is
               __________________________
acquiring the Notes, and will acquire any Conversion Shares, for its own account for investment and without any intent to dispose of them in violation of applicable securities laws. Blue Chip is a sophisticated investor and has had an opportunity to investigate the business and affairs of the Corporation and the Subsidiaries and is an "accredited investor" as defined under Rule 501(a)(8) under the Securities Act of 1933 (the "Act").

          5.4  Approvals of Governmental Agencies.  No approval
               __________________________________
or authorization of, or filing with, any Governmental Agency is required to be made or obtained by Blue Chip in connection with this Agreement or the Contemplated Transactions.

          5.5  Other Consents.  No consent of any Person is
               ______________
required to be obtained by Blue Chip in connection with this Agreement or the Contemplated Transactions.

          5.6  Litigation.  There is no action, suit,
               __________
investigation or proceeding before any court or Governmental
Agency pending or, to Blue Chip's knowledge, threatened against Blue Chip or its general partner affecting this Agreement or the Contemplated Transactions.

     6.   Representations of Miami Valley.  In order to induce
          _______________________________
the Corporation and the Subsidiaries to enter into this Agreement, Miami Valley represents to each of them as follows:

          6.1  Organization of Miami Valley; Authorization.
               ___________________________________________
Miami Valley is a limited partnership duly organized and validly existing under the laws of Ohio with full partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary partnership action of Miami Valley, and this Agreement constitutes the legal, valid and binding obligation of Miami Valley, enforceable against it in accordance with its terms.

          6.2  No Conflict as to Miami Valley.  Neither the
               ______________________________
execution and delivery of this Agreement nor the performance of Miami Valley's obligations hereunder will violate (a) any provision of the limited partnership agreement of Miami Valley,
(b) any agreement or commitment to which Miami Valley is party or
(c) any law or order of any court or other Governmental Agency applicable to Miami Valley.

          6.3  Acquisition for Investment.  Miami Valley is
               __________________________
acquiring the Notes, and will acquire any Conversion Shares, for its own account for investment and without any intent to dispose of them in violation of applicable securities laws. Miami Valley is a sophisticated investor and has had an opportunity to investigate the business and affairs of the Corporation and the Subsidiaries and is an "accredited investor" as defined under Rule 501(a)(8) under the Act.

          6.4  Approvals of Governmental Agencies.  No approval
               __________________________________
or authorization of, or filing with, any Governmental Agency is required to be made or obtained by Miami Valley in connection with this Agreement or the Contemplated Transactions.

          6.5  Other Consents.  No consent of any Person is
               ______________
required to be obtained by Miami Valley in connection with this Agreement or the Contemplated Transactions.

          6.6  Litigation.  There is no action, suit,
               __________
investigation or proceeding before any court or Governmental
Agency pending or, to Miami Valley's knowledge, threatened against Miami Valley or its general partner affecting this Agreement or the Contemplated Transactions.

     7.   Covenants.  In order to provide for the effective
          _________
management of the Corporation and the Subsidiaries, so long as the Investors own any of the Notes:

          7.1  Access and Reports.
               __________________

               (a) As promptly as possible after the end of each quarter and fiscal year, but not later than 50 days after the end of each quarter and 95 days after the end of each fiscal year, the Corporation and the Subsidiaries shall deliver to the Investors consolidated financial statements for such periods prepared in accordance with generally accepted United States accounting practices. The annual financial statements of the Corporation and the Subsidiaries shall be unqualified and accompanied by an opinion thereon of an independent certified public accounting firm reasonably acceptable to the Investors. All financial statements shall be accompanied by a certificate of the chief executive or financial officer of the Corporation to the effect that (i) they are true and complete and accurately reflect the financial condition of the Corporation and the Subsidiaries and results of operations at the date and for the periods indicated in accordance with generally accepted United States accounting principles; and (ii) neither the Corporation nor any Subsidiary is in default under any material agreement to which it is a party.

               (b) The Corporation and the Subsidiaries shall provide the Investors with such other financial and business information as the Investors may reasonably request.

               (c) The Corporation and the Subsidiaries shall provide the Investors and their representatives such access during regular business hours to the Corporation's and the Subsidiaries' facilities, personnel and business records as the Investors may reasonably request.

          7.2  Investor Approval Required.  So long as at least
               __________________________
$2,000,000 in aggregate principal amount is outstanding under the Notes, neither the Corporation nor either of the Subsidiaries shall take any of the following actions without the prior approval of the Investors:

               (a)  make or agree to make aggregate capital
expenditures for property, plant or equipment in excess of the amount set forth in the then current Budget (as defined in Section 7.7(a) below);

               (b) make any loans to employees which in the aggregate exceed $10,000, other than customary expense advances;

               (c)  increase or agree to increase base or
incentive compensation to any of its executive officers or enter into, amend or modify any written or other material employment agreement;

               (d)  except for borrowing under previously
approved revolving lines of credit, the AT&T Financing, the Subordinated Citicorp Note, or in connection with the payment of obligations to the Investors, borrow or agree to borrow any funds, grant a security interest in or lien, mortgage or other encumbrance on any assets of the Corporation or any of the Subsidiaries, or give any guaranty of indebtedness or obligations of another;

               (e)  enter into or be a party to any lease
providing for annual rental payments in excess of the amount set forth in the then current Budget;

               (f) issue any securities of the Corporation or any Subsidiary or any rights to acquire such securities, including authorized stock options (other than stock options approved by resolution of the Corporation as set forth in Exhibit 7.2(f), granted to Joel Fairman and John Risher in connection with the Contemplated Transactions), or alter the capital structure of the Corporation or the Subsidiaries in any fashion;

               (g)  engage in any business other than the
ownership and operation of radio stations;

               (h) purchase or hold beneficially any stock, other securities or evidences of Indebtedness in, or make any investment in or provide any extension of credit to, or acquire all or substantially all of the assets of, any other Person or entity;

               (i) be a party to any merger or consolidation, or sell, lease, transfer, exchange or otherwise transfer all or a material portion of its assets, or sell a controlling interest in the Corporation or any Subsidiary, or agree to do any of the foregoing;

               (j)  enter into any transaction with any
shareholder, director, officer, employee, agent or affiliate other than transactions in the ordinary course of business and on terms no less favorable to the Corporation or the Subsidiaries than a similar transaction with an unaffiliated third party;

               (k) engage in or agree to engage in any material transaction outside the ordinary course of the Business;

               (l)  effect any voluntary dissolution;

               (m) permit the Corporation to own any material assets other than the stock of the Subsidiaries;

               (n)  cancel, amend, or otherwise modify the
Corporation's or the Subsidiaries' Certificate of Incorporation;

               (o)  pay any dividends to the holders of the
outstanding stock of the Corporation or the Subsidiaries, except for dividends paid by the Subsidiaries to the Corporation to service the Corporation's debt; or

               (p) extend, or permit extension of, the term of either the First AT&T Loan or the Second AT&T Loan, both of which are due and payable on July 1, 2002.

          7.3  Pre-Emptive Rights.  If the Corporation proposes
               __________________
to issue or sell any Common Stock, or any other class of capital stock, or any warrants, options or rights to acquire, convertible into or exchangeable for any shares of capital stock of the Corporation, or any security having a direct or indirect equity participation in the Corporation (for purposes hereof, "New Securities"), then the Corporation shall deliver written notice thereof to each of the Investors setting forth the number, terms and the purchase consideration (or if such purchase consideration is not expressed in cash, the fair market value cash equivalent thereof) of the New Securities which the Corporation proposes to issue. Each such Investor shall thereupon have the right, unless otherwise agreed in advance, to elect to purchase on the same terms and conditions (including consideration or the cash equivalent thereof) as those offered to any third party that number of New Securities proposed to be issued as would maintain such Investor's relative proportional equity interest in the Corporation (calculated to give effect to the issuance of the Conversion Shares). Such Investor may make such election by written notice to the Corporation within thirty (30) days of receipt of notice of any proposed issuance of New Securities. If an Investor does not elect to purchase its pro rata portion of New Securities within thirty (30) days of the date of the foregoing notice, this pro rata purchase right shall terminate with respect to the New Securities described in the written notice delivered to that party, and the Corporation may, in its sole discretion, sell to third parties within sixty (60) days after such Investor's receipt of the notice of the proposed issuance of New Securities any or all of the New Securities described in such written notice with respect to which the purchase right was not exercised.

          7.4  Legend.
               ______

          Each Certificate representing each Note and Conversion
Share (unless registered as provided herein), now or hereafter owned by the Investors shall be marked with a legend substantially in the following form:

          The [Note][shares] represented by this certificate have not been registered under the Securities Act of 1933. [These shares][This Note] may not be offered, sold, transferred, pledged or hypothecated in the absence of registration under the Securities Act of 1933 except in a transaction exempt from the registration requirements of such Act. The issuer shall not be required to register the transfer of [these shares][this Note] unless and until [these shares have][this Note has] been registered under the Securities Act of 1933 or the issuer has been advised by counsel satisfactory to it that an exemption from the registration requirements of such Act is available for such transfer.

          7.5  Board of Directors.  The Corporation shall use its
               __________________
best efforts to cause the shareholders of the Corporation to elect to its Board of Directors two nominees proposed by the Investors. The Corporation shall also cause two nominees proposed by the Investors to be elected to the Board of Directors
of each of the Subsidiaries.   The Corporation shall reimburse
the Investors for all reasonable travel costs incurred by their designees in connection with attending Board of Directors meetings of the Corporation and the Subsidiaries.

          7.6  Chief Executive Officer.  The Corporation shall
               _______________________
use its best efforts to cause the Board of Directors to not designate any successor to Joel M. Fairman as President without the prior written approval of the Investors.

          7.7  Other Affirmative Covenants.  The Corporation
               ___________________________
shall:

               (a)  prepare an annual fiscal year operating
budget and submit it for approval to its Board of Directors by December 31 of the preceding fiscal year (each such budget, as approved by the Board of Directors, a "Budget");

               (b) pay and cause the Subsidiaries to pay when due all Taxes and file any Tax Returns when due;

               (c) comply and cause each of the Subsidiaries to comply with all laws, rules and regulations applicable to it;

               (d) maintain and cause each of the Subsidiaries to maintain all of its properties in good working order, ordinary wear and tear excluded;

               (e) maintain and cause each of the Subsidiaries to maintain its corporate existence;

               (f) maintain and cause each of the Subsidiaries to maintain with credit-worthy insurers insurance in such amounts and of such types as are maintained by prudent firms of similar size engaged in businesses similar to the Business;

               (g) use its best efforts to obtain, as promptly as practicable, the approval of the FCC and, if required, the Corporation's shareholders for the Investors to convert the Notes for shares of Common Stock; and

               (h) provide the Investors with copies of all reports when such reports are provided to AT&T.

          7.8  Liquidation in Event of No Merger.  If the
               _________________________________
Corporation does not, on or before January 1, 1998, consummate a merger of the Corporation with another corporation on terms acceptable to the Investors, then upon notice from the Investors, the Corporation shall take all action necessary to liquidate the Corporation and each of the Subsidiaries on terms and conditions acceptable to the Investors, such approval not to be unreasonably withheld. Any such liquidation shall provide for the payment in full of both all senior debt to be issued in connection with the AT&T Financing and the Notes (if not converted pursuant to their terms).

          7.9  Relief.  The parties hereto agree that it is
               ______
impossible to measure in money the damages which would accrue to a party hereto by a failure to perform any of the obligations under this Section 7, Section 8 hereof or under Section 3 of any of the Notes, and that the remedy at law for any breach thereof will be inadequate. In addition to any other available relief, the parties hereto shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable relief (without the requirement of bond) without the necessity of proving actual damage so as to prevent a breach of such provisions of this Agreement or the Notes and secure the enforcement thereof.

     8.   Registration.
          ____________

          (a)(i)    Proposed Registration.  If the Corporation
                    _____________________
should propose to register any Common Stock or other equity securities of the Corporation or any successor thereto for sale under the Act or to carry out an offer of any such Common Stock or other equity securities pursuant to Regulation A of the Act, the Corporation shall give written notice to each of the

Investors of such intention and, upon the written request of the Investors given within twenty (20) calendar days after such notice, the Corporation shall use its best efforts to cause the Common Stock held by such Investor and purchased by such Investor from the Corporation (including upon conversion of the Notes), or any other equity securities issued by the Corporation or any successor thereto which are owned by such Investor and purchased by such Investor from the Corporation (including upon conversion of the Notes) for which such Investor has requested registration, to be included under the proposed registration in accordance with the proposed method thereof stated in such Investor's request; provided, however, that the Corporation may, in lieu of including any or all of such shares or such other securities under the proposed registration, elect to effect a separate registration thereof if its proposed registration relates to an underwritten public offering and the underwriters thereof object to the inclusion of any or all of such shares or such other securities under such registration. If the Corporation shall elect to effect a separate registration in accordance with the provisions of the preceding sentence, the Corporation shall use its best efforts to cause such separate registration to become effective not later than one hundred eighty (180) days after the effectiveness of the originally proposed registration. If the Corporation determines, prior to the effectiveness of its originally proposed registration, not to proceed with such registration, the Corporation shall have no further obligation under this Section 8(a) to register any such shares or other equity securities under that registration statement.

               (ii) Demand Registration.  At any time, the
                    ___________________
Investors together may give notice to the Corporation requesting the registration under the Act of any or all of the Common Stock held by them or to be held by them upon conversion of the Notes. Upon receipt of such notice, the Corporation shall use its best efforts to effect as promptly as possible the registration under the Act of the Common Stock that the Corporation has been requested to register pursuant to this Section 8(a)(ii). The Corporation shall not be obligated to file more than two registration statements under this Section 8(a)(ii) or to keep such registration statement effective for more than 90 days. The Corporation shall not be obligated to effect any registration pursuant to this Section 8(a)(ii) if such registration would require an audit of the Corporation as of a date other than its fiscal year end. The Corporation may defer the filing of a registration statement under this Section 8(a)(ii) for a period of up to 90 days based on the good faith judgment of the Board of Directors that such delay is needed (x) to avoid premature disclosure of a matter if the Board has determined that such disclosure would not be in the best interests of the Corporation or (y) to avoid conflict with another public offering by the Corporation. Any registration statement prepared pursuant to this Section 8 shall be subject to such restrictions or limitations as may be applicable by law to the sales price or sales method of the proposed offering of the Common Stock.

               (iii)  Other Registration Rights.  If the
                      _________________________
Corporation grants any registration rights (whether "demand" or "piggyback") to any other Person, this Section 8 shall be deemed amended, at the option of the Investors, to grant to the Investors rights equivalent to the most favorable rights granted to any other Person.

               (b)  Registration Procedures.  If and whenever the
                    _______________________
Corporation is required by the provisions of this Section 8 to effect the registration of any of the Investors' shares of Common Stock or other securities under the Act, the Corporation shall, as expeditiously as possible:

                    (i) Prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to such shares or other securities and use all reasonable efforts to cause such registration statement to become effective as promptly as possible;

                   (ii)  Prepare and file with the Commission
such amendments and supplements to such registration statement as may be necessary to keep such registration statement effective for three (3) months from the date of its effectiveness;

                  (iii)  Furnish to such Investor such number of
copies of the prospectus forming a part of such registration statement (including each preliminary prospectus) as such Investor may reasonably request;

                   (iv)  Use its best efforts to register or
qualify such shares or other securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as such Investor shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Investor to consummate the disposition of such shares or such other securities during the period provided in Section 8(b)(ii) above; and

                    (v)  Notify such Investor during the period
when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event which causes the prospectus forming a part of such registration statement to include an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of such Investor, prepare and furnish such Investor with a reasonable number of copies of the supplement to or any amendment of such prospectus necessary so as to render such prospectus, as amended or supplemented, in compliance with the provisions of the Act.

               (c)  Expenses.  All expenses incurred by the
                    ________
Corporation in complying with this Section 8, including without limitation all registration and filing fees, printing expenses, expenses of complying with securities or blue sky laws, fees and disbursements of counsel for the Corporation and counsel for any underwriters of the offering and any accountants' fees and expenses incident to or required by any such registration and all reasonable fees and disbursements of any counsel retained by the Investors, shall be borne by the Corporation to the maximum extent permitted by law. All underwriting fees and commissions incurred by the Investors shall be borne by the Investors.

               (d)  Indemnification.
                    _______________

                    (i)  By the Corporation.  In the event of any
                         __________________
registration of an Investor's shares of Common Stock or other securities under this Section 8, the Corporation shall defend, indemnify and hold harmless such Investor, its officers, directors, partners, affiliates, each underwriter thereof and each person which controls such Investor or such underwriter within the meaning of the Act, against any losses, claims, damages or liabilities and any action in respect thereof, joint or several, to which such Investor or any such officer, director, underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than that which is based upon information supplied by such Investor in writing, and the Corporation shall reimburse each of such Investor and such officers, directors, underwriters and controlling persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon information provided in writing to the Corporation by such Investor or any such officer, director, underwriter or controlling person. This indemnity shall be in addition to any liability which the Corporation may otherwise have.

                   (ii)  By the Investors.  In the event of any
                         ________________
registration of such shares or other securities under this
Section 8, such Investor shall indemnify the Corporation against any losses, claims, damages or liabilities and any action in respect thereof, joint or several, to which the Corporation may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which is based upon information supplied by such Investor in writing, and such Investor shall reimburse the Corporation for any legal or other expenses reasonably incurred by the Corporation in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such Investor shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon information provided to the Corporation by the Corporation or any of the Shareholders. This indemnity shall be in addition to any liability which such Investor may otherwise have.

                  (iii)  Contribution.  If for any reason any
                         ____________
indemnification described in Section 8(d)(i) or 8(d)(ii) above may not be provided by the party or parties required therein to provide such indemnification (the "Indemnifying Parties"), in lieu of providing such indemnification, the Indemnifying Parties shall contribute to the amount paid or payable by the party or parties to be provided such indemnification (the "Indemnified Parties") as a result of such losses, claims, damages, liabilities or actions, in such proportion as is appropriate to reflect the relative fault of the parties in connection with any statement or omission which resulted in such losses, claims, damages, liabilities or actions, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Parties and the Indemnified Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by one of the Indemnifying Parties or by one of the Indemnified Parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     9.   Representations to Continue in Effect After the
          _______________________________________________
          Closing; Indemnification.
          ________________________

          9.1  Continued Effect.  All representations contained
               ________________
in this Agreement shall be true as of the date of this Agreement and shall continue in effect as of such date after the Closing notwithstanding any investigation conducted, or knowledge acquired, with respect thereto.

          9.2  Indemnification by the Corporation and the
               __________________________________________
Subsidiaries.  The Corporation and the Subsidiaries shall jointly
____________
and severally indemnify and hold harmless and reimburse each of the Investors for any loss, liability, claim, damage, cost, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees incurred in the defense of third party claims) or diminution of value (collectively, "Damages") arising from (a) any inaccuracy in any of the representations of the Corporation or any of the Subsidiaries in this Agreement, (b) any failure by the Corporation or the Subsidiaries to comply with any obligation in this Agreement, (c) any claim by any Person for brokerage fees, commissions or similar payments based upon any agreement or understanding made by the Corporation or the Subsidiaries or (d) any liability incurred by the Corporation or the Subsidiaries prior to the date hereof and not reflected on the Balance Sheet or otherwise disclosed in this Agreement or any Exhibit hereto.

          9.3  Indemnification by the Investors.  Each of the
               ________________________________
Investors shall indemnify and hold harmless and reimburse the Corporation and the Subsidiaries for any Damages arising from (a) any inaccuracy in any of the representations and warranties of such Investor in this Agreement, (b) any failure by such Investor to comply with any obligation in this Agreement or (c) any claim by any Person for brokerage fees, commissions or similar payments based upon any agreement or understanding made by such Investor in connection with any of the Contemplated Transactions.

          9.4  Procedure for Indemnification.  Promptly after
               _____________________________
receipt by an indemnified party under Section 8(d)(i), 8(d)(ii),
9.2 or 9.3 of notice of the commencement of any action, such indemnified party shall notify the indemnifying party of the commencement thereof. If any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof.

If an indemnifying party assumes the defense of such an action,
(a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent and
(b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party.

     10.  Events of Default.  Each of the following events shall
          _________________
constitute an Event of Default (whether any such event shall be voluntary or involuntary or arise or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule, or regulation of any Governmental Agency):

          (a) An Event of Default occurs and is continuing under either of the Notes or a default occurs and is continuing under either Guaranty;

          (b) The Corporation or either of the Subsidiaries shall have failed to perform or observe (or cause to be performed or observed) any covenant, condition or agreement to be performed or observed by it under this Agreement, the Notes, the Guaranty, or any loan or other financing arrangement to which the Corporation or either of the Subsidiaries is a party, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof;

          (c) Any representation or warranty made by the Corporation or either of the Subsidiaries herein, or in either of the Notes or the Guaranty, shall prove to have been incorrect at the time made;

          (d) The Corporation or either of the Subsidiaries (A) admits in writing its inability to pay its debts as they come due, or makes a general assignment for the benefit of creditors, or (B) commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

          (e) Any case, proceeding or other action against the Corporation or either of the Subsidiaries has been commenced seeking to have an order for relief entered against the Corporation or either of the Subsidiaries as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of the Corporation or the Subsidiaries or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the exercising of control rights by any secured lender to the Corporation or either of the Subsidiaries, and such case, proceeding or other action remains undismissed for a period of sixty (60) days; or

          (f) The obligations of any guarantor of the Notes under the Guaranty shall cease to be in full force and effect for any reason whatsoever, including the determination by any Governmental Agency or court that the Guaranty is invalid, void, or unenforceable, or any guarantor shall contest or deny in writing the validity or enforceability of the Guaranty.

     11.  Remedies.  Upon the occurrence of any Event of Default
          ________
and at any time thereafter so long as the same shall be continuing, and subject to the terms of the Intercreditor and Subordination Agreement of even date herewith between the Corporation, AT&T, the Subsidiaries and the Investors, the Investors may, at their option, declare by written notice to the Corporation or either of the Subsidiaries this Agreement to be in default, and do one or more of the following:

          (a) Declare the entire aggregate principal amount of the Notes immediately due and payable, together with all accrued interest thereon, which shall occur without presentment, demand, or protest, all of which are hereby expressly waived by the Corporation and the Subsidiaries; or

          (b) Demand that the securities of the Corporation held at that time by the Investors be immediately redeemed by the Corporation or the Subsidiaries, as applicable, whereupon the Corporation and the Subsidiaries shall redeem all Common Stock held by the Investors and purchased by the Investors from the Corporation (including upon conversion of the Notes) at a price equal to the greater of the purchase price paid by the Investors plus any accrued but unpaid dividends thereon and the fair market value thereof. For a period of thirty (30) days after the date of the demand (the "Negotiation Period"), each party hereto shall negotiate in good faith to reach agreement upon the fair market value of the Common Stock. If the parties are unable to agree upon such fair market value by the end of the Negotiation Period, the fair market value of the Common Stock shall be determined for purposes hereof by three appraisers, one selected by the Corporation (the "Corporation Appraiser"), one selected by the Investors (the "Investor Appraiser") and one (the "Third Appraiser") selected by the Corporation Appraiser and the

Investor Appraiser within ten (10) days after the end of the Negotiation Period. The fair market value shall then be determined by each such Appraiser within thirty (30) days after selection of the Third Appraiser, and the determination of the two Appraisers whose determinations are closest shall be averaged. Such average shall be the fair market value and shall be conclusive and binding upon the Corporation and the Investors.

Fair market value shall in all cases be the amount obtained by determining the fair market value of the Common Stock taken as a whole, without premium for control or discounts for minority interests or restrictions on transfer. The fees and expenses of the Corporation Appraiser and the Investor Appraiser shall be paid by the Corporation and the Investors, respectively, and the fees and expenses of the Third Appraiser shall be paid in equal shares by the Corporation and the Investors.

          (c) The Corporation and the Subsidiaries shall pay on demand all costs and expenses, including reasonable attorneys' fees, incurred or paid by Investors in enforcing or collecting any of the obligations of the Corporation and the Subsidiaries hereunder.

     12.  Notices.
          _______

     All notices, consents and other communications under this agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand or (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by Federal Express or other express delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses, and telecopier numbers as a party may designate as to itself by notice to the other parties).

          (a)  If to the Investors:

               c/o Blue Chip Venture Company, Ltd.
               2000 PNC Center
               201 East Fifth Street
               Cincinnati, Ohio  45202
               Telecopier No.: 513-723-2306
               Attention:  John H. Wyant

               with a copy to:

               Taft, Stettinius & Hollister
               1800 Star Bank Center
               425 Walnut Street
               Cincinnati, Ohio  45202
               Telecopier No.:  513-381-0205
               Attention:  Gerald S. Greenberg, Esq.

          (b)  If to the Corporation or the Subsidiaries:

               Faircom Inc.
               333 Glen Head Road
               Old Brookville, New York  11545
               Telecopier No.:  516-676-2631
               Attention:  Joel M. Fairman

               with a copy to:

               Fulbright & Jaworski L.L.P.
               666 Fifth Avenue
               New York, New York  10103-3198
               Telecopier No.:  212-752-5958
               Attention:  Anthony Pantaleoni, Esq.

     13.  Miscellaneous.
          _____________

          13.1 Expenses.  Each party shall bear its own expenses
               ________
incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder; except that the Corporation shall reimburse the Investors for up to $30,000 of the legal, accounting and other out-of-pocket expenses incurred by them in connection with the preparation and negotiation of this Agreement, the Notes, the Guaranty, and the Contemplated Transactions.

          13.2 Payment.  A wire transfer or check shall not
               _______
discharge any obligation of payment under this Agreement and is accepted subject to collection.

          13.3 Captions.  The captions in this Agreement are for
               ________
convenience of reference only and shall not be given any effect in the interpretation of this agreement.

          13.4 No Waiver.  The failure of a party to insist upon
               _________
strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

          13.5 Exclusive Agreement; Amendment.  This Agreement
               ______________________________
supersedes all prior agreements among the parties with respect to its subject matter, is intended (together with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto, and cannot be changed or terminated orally.

          13.6 Counterparts.  This Agreement may be executed in
               ____________
two (2) or more counterparts each of which shall be considered an original.

          13.7 Governing Law.  This Agreement shall be governed
               _____________
by the internal law of the State of Ohio, without regard to the conflicts of law principles thereof.

          13.8 Attorney's Fees.  In any action or proceeding
               _______________
brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorney's fees).

          13.9 Designation of Forum and Consent to Jurisdiction.
               ________________________________________________
The parties hereto (a) designate the United States District Court for the Southern District of Ohio, Western Division, or the Court of Common Pleas, Hamilton County, Ohio, as the forum where all matters pertaining to this Agreement may be adjudicated, and
(b) by the foregoing designation, consent to the exclusive jurisdiction and venue of such court for the purpose of adjudicating all matters pertaining to this Agreement.

          13.10 Waiver of Jury Trial.  As a specifically
                ____________________
bargained inducement for each other party to enter into this Agreement, each of the parties hereto waives any right it may have to have a jury participate in resolving any dispute arising out of or related to this Agreement, the Notes, the Guaranty, or any of the Contemplated Transactions. Instead, any such disputes resolved in court shall be resolved in a bench trial without a jury.

          13.11  Binding Agreement.  This Agreement shall be
                 _________________
binding upon all parties hereto, their successors and assigns, and shall inure to the benefit of the parties hereto, their successors and assigns.
                              INVESTORS:

                              BLUE CHIP CAPITAL FUND II LIMITED
                              PARTNERSHIP

                              By: BLUE CHIP VENTURE COMPANY, LTD.
                                  its General Partner

                                  By:  /s/John H. Wyant

                                  Its: Manager

                              MIAMI VALLEY VENTURE FUND L.P.

                              By: BLUE CHIP VENTURE COMPANY OF
                                   DAYTON, LTD.
                                  its Special Limited Partner

                                  By:  /s/John H. Wyant

                                  Its: Manager


                              CORPORATION:

                              FAIRCOM INC.

                              By: /s/Joel M. Fairman
                                 Joel M. Fairman, President


                              SUBSIDIARIES:

                              FAIRCOM FLINT INC.

                              By:  /s/Joel M. Fairman

                              Its: Chairman


                              FAIRCOM MANSFIELD INC.

                              By:  /s/Joel M. Fairman

                              Its: President
BCFAIR.13D
                        LIST OF EXHIBITS



Exhibit 2.1(a)(i)        Form of Note
Exhibit 2.1(a)(ii)       Form of Guaranty
Exhibit 3.1(b)(iii)      Form of Fulbright & Jaworski Opinion
Exhibit 3.1(b)(iv)       Form of Haley Bader & Potts Opinion
Exhibit 4.3(c)           Commitments to Issue Stock
Exhibit 4.4(a)(iii)      Certificate of Incorporation and By-laws
                         of Faircom Mansfield
Exhibit 4.4(b)           Subsidiaries
Exhibit 4.5              Governmental Consents
Exhibit 4.6              Other Consents
Exhibit 4.8              Encumbrances
Exhibit 4.12             Litigation, Suits, Proceedings and
                         Judgments
Exhibit 4.13             Tax Matters
Exhibit 4.14             Adverse Changes
Exhibit 4.15             Intellectual Property
Exhibit 4.16             Leases
Exhibit 4.17             Contracts
Exhibit 4.18             Insurance
Exhibit 4.21             Licenses
Exhibit 4.22             Environmental Permits and Matters
Exhibit 7.2(f)           Faircom resolutions regarding stock
                         options (delivered pursuant to Section
                         3.1(b)(ii))